Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of January 22, 2020 (this “Supplemental Indenture”), among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Garden City Minerals, LLC, a Delaware limited liability company, and Laredo Midstream Services, LLC, a Delaware limited liability company, as subsidiary guarantors (collectively, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee are party to that certain Indenture (the “Base Indenture”), dated as of March 18, 2015, as supplemented by that certain Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 18, 2015 (the Base Indenture, as so supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 6 1/4% Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 8.02 of the First Supplemental Indenture provides, inter alia, that, in certain circumstances, the Company, the Guarantors and the Trustee may amend the Indenture (including the First Supplemental Indenture) and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated January 6, 2020 (the “Statement”), and an accompanying Consent and Letter of Transmittal to the holders of the Notes in connection with the offer to purchase the outstanding Notes and the concurrent solicitation (the “Consent Solicitation”) of consents by the Holders of the Notes embodied in and evidenced by instruments signed by Holders (or agents thereof duly appointed in writing) by electronic transmission transmitted through the facilities of The Depository Trust Company (the “Consents”) to certain proposed amendments to the First Supplemental Indenture as further described in the Statement (the “Proposed Amendments”);

WHEREAS, the aggregate principal amount of the Notes outstanding on the date hereof is $350,000,000;

WHEREAS, the Holders of approximately $299,392,000 (or 85.54%) (i.e., at least a majority) in aggregate principal amount of the Notes then outstanding have validly delivered and not validly withdrawn Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture, such amount of Consents having been certified in writing by Global Bondholder Services Corporation, the information agent for the Consent Solicitation and such Consents have been delivered to the Trustee;

WHEREAS, having received the Requisite Consents, pursuant to Section 8.02 of the First Supplemental Indenture, the Company desires to amend the First Supplemental Indenture and the Notes (the “Amendment”);

WHEREAS, in accordance with Section 8.06 of the First Supplemental Indenture, the Company has delivered to the Trustee an Officers’ Certificate and Company Request and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof; and

WHEREAS, pursuant to Sections 8.02 and 8.06 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendment, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE I

Defined Terms

Section 1.1            Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II
Amendments to Article One—Definitions and Incorporation by Reference

Section 2.1            Section 2.01 and 2.02 of the First Supplemental Indenture are hereby amended by deleting from such section any defined terms references to which in the Indenture as amended by this Supplemental Indenture have been eliminated as a result of the Proposed Amendments effected by this Supplemental Indenture.

ARTICLE III
Amendments to Article Four—Covenants

Section 3.1            Section 4.03 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.03 [Intentionally omitted];”.

Section 3.2            Section 4.07 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.07 [Intentionally omitted];”.

Section 3.3            Section 4.08 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.08 [Intentionally omitted];”.

Section 3.4            Section 4.09 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.09 [Intentionally omitted];”.

Section 3.5            Section 4.10 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.10 [Intentionally omitted];”.

Section 3.6            Section 4.11 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.11 [Intentionally omitted];”.

Section 3.7            Section 4.12 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.12 [Intentionally omitted];”.

Section 3.8            Section 4.13 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.13 [Intentionally omitted];”.

Section 3.9            Section 4.14 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.14 [Intentionally omitted];”.

Section 3.10        Section 4.15 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.15 [Intentionally omitted];”.

Section 3.11        Section 4.17 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.17 [Intentionally omitted];”.

Section 3.12        Section 4.19 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 4.19 [Intentionally omitted];”.

ARTICLE IV

Amendments to Article Five—Successors

Section 4.1            Section 5.01 of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“Section 5.01        Consolidation, Merger and Sale of Assets.

(a)       The Company will not, in any Transaction, (x) consolidate with or merge with or into any other Person or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or (in the case of clause (y)) permit any of the Restricted Subsidiaries to enter into any Transaction, if such Transaction, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries on a Consolidated basis to any other Person (other than the Company or one or more Restricted Subsidiaries) unless at the time and after giving effect thereto:

(1)       either (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of such properties and assets (the “Surviving Entity”) will be a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or (b) the Company will be the Surviving Entity;

(2)       if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity, (a) the Surviving Entity shall expressly assume, by a supplemental indenture (or other agreement reasonably satisfactory to the Trustee), in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture and (b) if the Surviving Entity is not a corporation, then a Subsidiary of the Surviving Entity that is a corporation shall execute a supplemental indenture pursuant to which it shall become a co-obligor of the Surviving Entity’s obligations under the Notes, the Base Indenture (as it relates to the Notes) and this Supplemental Indenture;

(3)       except in the case (a) a Restricted Subsidiary merges into, consolidates with or disposes of assets to the Company, or (b) the Company merges into, consolidates with or disposes of assets to a Guarantor, immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary which becomes the obligation of the Company or any Restricted Subsidiary as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(4)       [Intentionally omitted];

(5)       [Intentionally omitted];

(6)       [Intentionally omitted];

(7)       at the time of the transaction, the Company or (if the Company is merging into, consolidating with or disposing of assets and is not the Surviving Entity) the Surviving Entity will have delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Supplemental Indenture and the Base Indenture (as it relates to the Notes).

(b)       [Intentionally omitted];

(c)       In the event of any Transaction described in and complying with the conditions listed in paragraph (a) of this Section 5.01 in which the Company is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture (as it relates to the Notes), this Supplemental Indenture and the Notes with the same effect as if such successor had been named as the Company herein and shall be substituted for the Company (so that from and after the date of such Transaction, the provisions of the Base Indenture (as it relates to the Notes), this Supplemental Indenture and the Notes referring to the “Company” shall refer instead to the successor and not to the Company) and (except in the case of a lease) the Company shall be discharged and released from all obligations and covenants under the Base Indenture (as it relates to the Notes), this Supplemental Indenture and the Notes.  The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of the Company.

(d)        Notwithstanding paragraph (a) of this Section 5.01, the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits or converting the Company to an entity that is, or is taxable for federal income tax purposes as, a corporation or a combination of the foregoing.

ARTICLE V

Amendments to Article Six—Defaults and Remedies

Section 5.1            Section 6.01(3) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(3)  (a) there shall be a default in the performance or breach of the provisions of Section 5.01(a);”.

Section 5.2            Section 6.01(4) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(4) [Intentionally omitted];”.

Section 5.3            Section 6.01(5) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(5) [Intentionally omitted];”.

Section 5.4            Section 6.01(6) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(6) [Intentionally omitted];”.

Section 5.5            Section 6.01(7) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(7) [Intentionally omitted];”.

ARTICLE VI

Amendments to Article Three—Redemption and Prepayment

Section 6.1            The first sentence of the first paragraph of Section 3.03(a) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(a) At least three Business Days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (or, in the case of Global Notes, with respect to notices given by the Trustee on behalf of the Company, sent in accordance with the applicable procedures of the Depositary) and send a copy to the Trustee at the same time, except that optional redemption notices may be mailed (or, in the case of Global Notes, with respect to notices given by the Trustee on behalf of the Company, sent in accordance with the applicable procedures of the Depositary) more than 60 days prior to a redemption date in connection with a Legal Defeasance or Covenant Defeasance of the Notes or a Satisfaction and Discharge.”

Section 6.2            The preamble to the table in Section 3.07(a) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(a) On or after March 15, 2018, the Company may redeem all or a portion of the Notes, on not less than three Business Days nor more than 60 days’ prior notice, in amounts of $2,000 or whole multiples of $1,000 in excess thereof, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:”.

Section 6.3            The first sentence of Section 3.07(d) of the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(d)  If a Change of Control occurs at any time prior to March 15, 2016, the Company may, at its option, redeem all, but not less than all, of the Notes upon not less than three Business Days nor more than 60 days’ prior notice, at a redemption price equal to 110.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).”.

ARTICLE VII

Amendments to the Notes

Section 7.1            The preamble to the table in paragraph 5(a) of the reverse of (i) the Notes and (ii) the Form of the Notes attached as Exhibit A to the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(a) On or after March 15, 2018, the Company may redeem all or a portion of the Notes, on not less than three Business Days nor more than 60 days’ prior notice, in amounts of $2,000 or whole multiples of $1,000 in excess thereof, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of Holders of record on relevant record dates to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:”.

Section 7.2            The first sentence of Paragraph 5(d) of the reverse of (i) the Notes and (ii) the Form of the Notes attached as Exhibit A to the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(d)  If a Change of Control occurs at any time prior to March 15, 2016, the Company may, at its option, redeem all, but not less than all, of the Notes upon not less than three Business Days nor more than 60 days’ prior notice, at a redemption price equal to 110.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).”.

Section 7.3            Paragraph 5(e) of the reverse of (i) the Notes and (ii) the Form of the Notes attached as Exhibit A to the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(e) [Intentionally omitted];”.

Section 7.4            Paragraph 7(b) of the reverse of (i) the Notes and (ii) the Form of the Notes attached as Exhibit A to the First Supplemental Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(b) [Intentionally omitted];”.

ARTICLE VIII

Effectiveness

Section 8.1            Effectiveness. This Supplemental Indenture shall be effective and binding immediately upon its execution and delivery by the Company, the Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the First Supplemental Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture and each Note shall remain in full force and effect. Notwithstanding the foregoing, the provisions of Articles II through VII hereof shall not become operative until the purchase, pursuant to the Tender Offer (as defined in the Statement), by the Company of at least a majority in principal amount of the Notes then outstanding under the Indenture.

ARTICLE IX

 Miscellaneous

Section 9.1            Incorporation. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 9.2            Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 9.3            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.4            Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 9.5            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (including in “.pdf” or “tif” format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (including in “.pdf” or “tif” format) shall be deemed to be their original signatures for all purposes.

Section 9.6            Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.7            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 9.8            Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind their successors.

Section 9.9            Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.10        FATCA. The Company intends to take the position that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes.  The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Laredo Petroleum, INc.,
a Delaware corporation

By:	/s/ Michael T. Beyer
Name:	Michael T. Beyer
Title:	Senior Vice President and Chief Financial Officer

Garden city minerals, llc,
a Delaware limited liability company

By:	/s/ Michael T. Beyer
Name:	Michael T. Beyer
Title:	Senior Vice President and Chief Financial Officer

Laredo midstream services, llc,
a Delaware limited liability company

By:	/s/ Michael T. Beyer
Name:	Michael T. Beyer
Title:	Senior Vice President and Chief Financial Officer

wells fargo bank, national association

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to Second Supplemental Indenture (2023 Notes)